Exhibit D-1 (a)

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


                                         )
Cinergy Power Investments, Inc.          )        Docket No. EG02-____-000
                                         )



                        APPLICATION FOR DETERMINATION OF
                        EXEMPT WHOLESALE GENERATOR STATUS


          Pursuant to Section 32(a)(1) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and Part 365 of the Federal Energy Regulatory Commission's ("Commission") regulations, Cinergy Power Investments, Inc. ("CPI" or "Applicant"), an Ohio corporation, respectfully applies for a determination by this Commission that it is an exempt wholesale generator ("EWG"). CPI intends to engage exclusively in the business of generating electric energy and selling such energy at wholesale, which will cause it to be a public utility subject to the
     Commission's ongoing jurisdiction under 16 U.S.C.ss.824(b)(1). I. Communications

          All communications and correspondence concerning this Application should be addressed to the following persons who are authorized to receive service and communications concerning this Application:

*Kate E. Moriarty                      John S. Moot
Counsel                               *Paul Silverman
Cinergy Power Investments, Inc.        Noel Symons
139 East Fourth Street                 Skadden, Arps, Slate, Meagher & Flom LLP
Cincinnati, Ohio 45202                 1440 New York Avenue, NW
Telephone:  (859) 372-2184             Washington, DC 20005-2111
Facsimile:  (859) 372-6955             Telephone:  (202) 371-7000
                                       Facsimile: (202) 393-5760
*James B. Gainer
Vice President and General Counsel
Regulated Businesses
Cinergy Corp.
Atrium II Building, 25th Floor
221 East Fourth Street
Cincinnati, OH 45202
(513) 287-2633
Fax:  (513) 287-3810
jgainer@cinergy.com

The persons denoted with an asterisk are those designated for service pursuant to 18 C.F.R. ss. 385.2010 (2000).
                                   Background

         This filing is one of several made today in connection with the planned transfer of the generation assets of The Cincinnati Gas & Electric Company ("CG&E") to CPI (the "Corporation Reorganization"). The transmittal letter accompanying this filing (the "Transmittal Letter") describes the parties and the background to the Corporate Reorganization. Rather than repeat that here, the Transmittal Letter is incorporated herein by reference. Defined terms used in this document, and not otherwise defined, are as defined in the Transmittal Letter.
II.      Description of CPI

         A.       CPI Ownership Structure

                  CPI is a direct wholly-owned subsidiary of CG&E. Pursuant to the Corporate Reorganization, CPI will acquire CG&E's interests in certain generating assets, after which CPI will be made a direct wholly-owned subsidiary of Cinergy Wholesale Energy, Inc., a direct wholly-owned subsidiary of Cinergy Corp.
                  CPI is an associate company, as that term is defined in
Section 2(a)(10) of PUHCA, of Cinergy Corp.'s electric utility company subsidiaries, as those terms are defined in Sections 2(a)(3) and 2(a)(8) of PUHCA, i.e., PSI Energy, Inc. ("PSI"), CG&E, The Union Light, Heat and Power Company ("ULH&P"), and Miami Power Corporation.

         B.       CPI's Proposed Activities

                  The following chart describes the generating plants in which CPI will own an interest, and CPI's percentage ownership interest in those plants:

                                                          Principal Net
                                              Percent     Fuel      Capability
                                              Ownership   Source    MW
Plant Name                Location


Miami Fort Station   North Bend, Ohio       100.00%      Coal       243
(Units 5&6)

Miami Fort Station   North Bend, Ohio         64.00      Coal       640
(Units 7&8)

Miami Fort
Turbine Station     North Bend, Ohio          100.00     Oil          78

W.C. Beckjord
Station (Units      New Richmond, Ohio        100.00     Coal        704
1-5)

W.C. Beckjord
Station             New Richmond, Ohio          37.50    Coal        158
(Unit 6)

W.C. Beckjord       New Richmond, Ohio          100.00    Oil        245
Turbine Station

J.M. Stuart
Station            Aberdeen, Ohio               39.00    Coal        913

Killen Station     Adams County, Ohio           33.00    Coal        198

Conesville
Station            Conesville, Ohio             40.00    Coal        312

William H. Zimmer
Generating         Moscow, Ohio                 46.50    Coal        605
Station

East Bend
Station           Boone County,                 69.00    Coal        414
                  Kentucky

Dicks Creek
Station          Middletown, Ohio               100.00    Gas        172

Woodsdale
Generating Station   Butler County, Ohio        100.00    Gas        564


                  These plants are referred to collectively in this Application as the "Facilities." Where CPI's interest in one of the Facilities is less than 100 percent, CPI's ownership is in the form of an undivided interest. The Facilities also will include interconnecting transmission facilities, which are limited to those facilities necessary to effect sales of electric energy at wholesale. These interconnecting transmission facilities include generation leads, step-up transformers, air break switches, circuit breakers, disconnect switches, transformer banks, and auxiliary transformers, used solely to connect the generating facilities being transferred to CPI to the transmission grid.
         C.       CPI's Power Sales

                  Subject to certain agreements concerning their output, CPI intends to operate the Facilities as merchant plants. All of the energy and capacity the Facilities generate will be sold exclusively at wholesale. Simultaneously with this filing, CPI has submitted an application pursuant to
Section 205 of the Federal Power Act requesting, among other things, acceptance of its market-based rate schedule providing for market-based capacity and energy sales at wholesale. CPI intends to begin selling power after its rate schedule becomes effective (the requested effective date is January 1, 2002).
         D.       Other Activities

                  CPI may also sell ancillary services available from the Facilities, which are incidental to, and by-products of, the Facilities' operations as wholesale power generators. The ancillary services CPI may sell include reactive power and voltage support, regulation and frequency response services, load following, energy balancing services and spinning and supplemental reserves.
                  In addition, CPI may also, from time to time, contract for the reassignment (resale) of excess transmission capacity. While CPI intends to contract for transmission services only to the extent necessary to provide transmission of electric energy generated by the Facilities for wholesale sales, it may later discover that one or more of such proposed wholesale sales are not consummated. In such case, it will be necessary for CPI to reassign any such excess electric transmission capacity.1
                  CPI does not intend to obtain additional emission allowances in excess of what is reasonably necessary for its operational purposes. However, from time to time, it may be necessary for CPI to trade emission allowances obtained for the normal operation of the Facilities, which is consistent with the Commission's determination in UGI Development Company.2
                  CPI does not intend to obtain amounts of natural gas, natural gas transportation capacity, or coal in excess of what is necessary to operate the Facilities for the purpose of generating energy and capacity for sale exclusively at wholesale. However, from time to time, when the availability of natural gas supply for or transportation to the Facilities is in excess of the Facilities' requirements, CPI may remarket both the transportation capacity and natural gas supply. The Commission has approved such natural gas supply arrangements and activities as "incidental" to an EWG's involvement in wholesale electric generation and thus is consistent with the exclusivity requirement of
Section 32(a)(1) of PUHCA.3 Similarly, CPI may resell coal that is in excess of the Facilities' anticipated requirements.
                  Finally, CPI may engage in development activities associated with the Facilities. Such development may include the following: due diligence; site investigations; feasibility studies; preliminary design and engineering; licensing and permitting; negotiation of asset and land acquisitions; negotiation of contractual commitments with lenders, equity investors, governmental authorities and other project participants and such other activities as may be necessary to financially close on eligible facilities; negotiation of power sales contracts; equipment purchases; fuel supply; engineering, construction, interconnection, and related matters; preparation and submission of bid proposals; and development of financing programs related to owning and operating the Facilities and/or additional electric generation facilities that satisfy the criteria for EWG status.4 III. Status of CPI as an Exempt Wholesale Generator Pursuant to Section 32(a)(1) of PUHCA


1. As required to qualify as an "exempt wholesale generator" under Section 32(a)(1) of PUHCA, CPI represents that it will be engaged directly, or indirectly through one or more affiliates as defined in Section 2(a)(11)(B) of PUHCA, and exclusively in the business of owning or operating or both owning and operating all or part of one or more eligible facilities, as defined under Section 32(a)(2) of PUHCA.

2.  Applicant  will  sell  electric   energy  produced  by  the  Facilities
exclusively at wholesale.

3. No portion of the Facilities will be owned or operated by an "electric utility company" that is an "associate company" or "affiliate," of CPI, as such terms are defined in Sections 2(a)(3), 2(a)(10) and 2(a)(11) of PUHCA, respectively.

4. The Facilities are described in Section II(B) and will not include any transmission or interconnection components other than interconnection facilities necessary to effect the sale of power to wholesale customers.

5. CPI is an "associate company" of the following "electric utility companies" (as such terms are defined under PUHCA): PSI Energy, CG&E, ULH&P, and Miami Power Corporation. The Applicant is an indirect, wholly-owned subsidiary of Cinergy Corp., the holding company of the aforementioned electric utility companies and a registered holding company under PUHCA.

6. In accordance with Section 365.3(a)(1) of the Commission's regulations, a sworn statement by a representative legally authorized to bind CPI and attesting to the facts and representations set forth herein to demonstrate CPI's eligibility for EWG status is attached.

7. A retail rate or charge in connection with the construction of the Facilities was in effect on October 24, 1992. As required by Section 32(c) of PUHCA and Section 365.3(b) of the Commission's regulations, 18 C.F.R. ss. 365.3(b) (2001), the following state commissions, which are all of the state commissions that have jurisdiction over the rates or charges of Cinergy's affiliates, have determined that allowing the Facilities to be eligible facilities (i) will benefit consumers, (ii) is in the public interest, and (iii) does not violate state law: the Indiana Utility Regulatory Commission ("IURC"), the Kentucky Public Service Commission ("KyPSC"), and the Public Utilities Commission of Ohio ("PUCO"). Copies of these determinations are attached hereto as Exhibits A, B, and C, respectively. CPI may sell electric energy at wholesale to electric utility companies that are associate companies, as defined in section 2(a)(10) of PUHCA, of CPI. As required by Section 32(k) of PUHCA, every state commission that has jurisdiction over the retail rates of an associate electric utility company that may purchase electric energy at wholesale from CPI, i.e., the IURC, the KyPSC and the PUCO, has determined that such transactions (i) will benefit consumers, (ii) do not violate state law (iii) would not provide CPI any unfair competitive advantage by virtue of its affiliation with the electric utility company and (iv) are in the public interest. Copies of these determinations are attached hereto as Exhibits A, B, and C, respectively.

8. A copy of a notice of this Application suitable for publication in the Federal Register is attached. A copy of such notice is also provided herewith on a 3.5 inch diskette in Word format. IV. Request for Determination

                  Based upon the foregoing, the Applicant requests that the Commission determine that CPI is an EWG.


                                                     Respectfully submitted,



                                                By _____________________________
Kate E. Moriarty                                  John S. Moot
Counsel                                           Paul Silverman
Cinergy Power Investments, Inc.                   Noel Symons
139 East Fourth Street                            Skadden, Arps, Slate, Meagher
Cincinnati, Ohio  45202                           & Flom LLP
Telephone:  (859) 372-2184                        1440 New York Avenue, NW
Facsimile:  (859) 372-6955                        Washington, DC  20005-2111
                                                  Telephone:  (202) 371-7000
                                                  Facsimile:   (202) 393-5760




                  Attorneys for Cinergy Power Investments, Inc.







Dated:  October 29, 2001

                                                                   EXHIBIT A

AFFIDAVIT

County of         )

State of          )


                  The undersigned, Kate E. Moriarty being first duly sworn, attests that I am Counsel of Cinergy Power Investments, Inc. ("CPI"); that as such I am legally authorized to bind CPI; that I have read the foregoing application being filed by CPI for a determination of exempt wholesale generator status and know the contents thereof; and that the facts and representations set forth in the attached application filed by CPI for a determination of exempt wholesale generator status are true and correct to the best of my knowledge, information and belief.




                                            --------------------------

                                            Kate E. Moriarty
                                            Counsel



     Subscribed and sworn before me, a Notary Public in and for the State of _________________________ this ___day of October, 2001.



                                                     --------------------------
                                                     Notary Public

My Commission expires:










                                                                   EXHIBIT B

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Cinergy Power Investments, Inc.                      Docket No. EG02 - _______


                   NOTICE OF APPLICATION FOR DETERMINATION OF
                        EXEMPT WHOLESALE GENERATOR STATUS

                  On October ___, 2001, Cinergy Power Investments, Inc., 139 East Fourth Street Cincinnati, Ohio 45202, filed with the Federal Energy Regulatory Commission an application for determination of exempt wholesale generator status pursuant to Section 32(a)(1) of the Public Utility Holding Company Act of 1935, as amended. The applicant will be engaged directly or indirectly and exclusively in the business of owning and/or operating generating plants and selling electric energy at wholesale.

                  Any person desiring to be heard concerning the application for exempt wholesale generator status should file a motion to intervene or comments with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Sections 385.211 and 385.214 of the Commission's Rules of Practice and Procedure. The Commission will limit its consideration of comments to those that concern the adequacy or accuracy of the application. All such motions and comments should be filed on or before ___________, 2001 and must be served on the applicant. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).


                                                     David P. Boergers
                                                     Secretary









                             CERTIFICATE OF SERVICE

                  I, Noel Symons, hereby certify that the foregoing Application for Determination of Exempt Wholesale Generator Status of Cinergy Power Investments, Inc. was served this ____day of October, 2001, via first class mail, postage prepaid, upon the Secretary of the Securities and Exchange Commission, the Kentucky Public Service Commission, the Indiana Utility Regulatory Commission, and the Public Utilities Commission of Ohio.




                                            Noel Symons



--------
1    See, CNG Power Services Corp., 71 FERCP. 61,026, at 61,103-04 (1995).
2 See, UGI Development Co., 89 FERCP. 61,192 (1999) (allowing an EWG to engage in such emissions allowance trading as long as the allowances were originally obtained in the normal course of operating the EWG's facility).
3    See, e.g., Selkirk Cogen Partners, L.P., 69 FERCP. 61,037 at 61,168-69
     (1994).
4    See, Southern Electric Wholesale Generators, Inc., 66 FERCP. 61,264 (1994).